UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): May 15, 2006
ZIPREALTY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51002	94-3319956

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
2000 Powell Street, Suite 300
Emeryville, CA 94608
(Address of principal executive offices)(Zip Code)
Registrant’s telephone number, including area code: (510) 735-2600
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.
     In connection with the announcement of Eric A. Danziger, Chief Executive Officer, of his decision to resign from the Company on or about August 1, 2006, the Company and Mr. Danziger executed a Termination Agreement and Release on May 15, 2006. The Company agreed to the payment to Mr. Danziger of six months of severance, a one-year acceleration of the vesting terms of Mr. Danziger’s options, and the extension of Mr. Danziger’s post-employment option exercise period through December 31, 2006. The Company and Mr. Danziger also agreed to release each other from certain claims. The foregoing summary is subject in its entirety to the provisions of the Termination Agreement and Release, a copy of which is filed as an exhibit to this report.
     In connection with the promotion of Gary M. Beasley to the position of President, in addition to retaining his position as Chief Financial Officer, the Company and Mr. Beasley executed the Gary M. Beasley Employment Agreement on May 15, 2006, effective as of May 2, 2006. The Company agreed to increase Mr. Beasley’s annual salary to $315,000, to the payment of a $75,000 retention bonus should Mr. Beasley remain employed by the Company through May 1, 2007, and to the payment to Mr. Beasley of six months of severance in the event of termination without cause. The Company also agreed to grant Mr. Beasley an option to purchase 250,000 shares of the Company’s common stock at an exercise price of $8.55, which was granted by the Company’s Board of Directors on May 2, 2006. The option vests as to 1/24 of the shares on the first day of each month commencing June 1, 2006, so that the option will be vested in full on May 1, 2008. The foregoing summary is subject in its entirety to the provisions of the Gary M. Beasley Employment Agreement, a copy of which is filed as an exhibit to this report.
Item 9.01   Financial Statements and Exhibits.
     (d) Exhibits.
     The following exhibits are furnished with this report on Form 8-K:
10.14	Termination Agreement and Release with Eric A. Danziger executed May 15, 2006.

10.15	Gary M. Beasley Employment Agreement executed May 15, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIPREALTY, INC. a Delaware corporation
Dated: May 16, 2006	By:	/s/ Gary M. Beasley
Gary M. Beasley
President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit	Description
10.14	Termination Agreement and Release with Eric A. Danziger executed May 15, 2006.
10.15	Gary M. Beasley Employment Agreement executed May 15, 2006.